UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Act of 1934

Date of Report (Date of earliest event reported): January 26, 2015

BORDERFREE, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-36359	52-2216062
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)
292 Madison Avenue, 5th Floor
New York, New York 10017
(212) 299-3500
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 0.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13d-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On January 26, 2015, Borderfree Inc., a Delaware corporation (the "Company"), entered into a Sale and Purchase Agreement, dated January 26, 2015 (the "Agreement") with the sellers (the “Sellers”) of the share capital of Bundle Tech Limited, a private company limited by shares incorporated in England and Wales ("Bundle Tech").

Pursuant to the Agreement, the Sellers will sell, and the Company will purchase, all of the issued share capital of Bundle Tech (the “Transaction”), in exchange for approximately $22 million in cash. The Agreement provides that $6.6 million of the cash consideration will be placed into an escrow account to settle certain claims for indemnification for breaches or inaccuracies in the Seller’s representations and warranties, covenants and agreements and working capital adjustments.

There are no material relationships among the Company, Bundle Tech, the Sellers or any of their respective affiliates or any of the other parties to the Agreement or the related ancillary agreements. The Transaction and the Agreement were approved by the board of directors of the Company. The Agreement contains customary representations, warranties, and covenants by each of the parties.

The foregoing description of the transactions contemplated by the Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Agreement, a copy of which was filed as Exhibit 2.1 to this Current Report on Form 8-K.

The Agreement has been included to provide investors and stockholders with information regarding its terms. It is not intended to provide any other factual information about the Company, Bundle Tech or the Sellers. The representations, warranties and covenants contained in the Agreement were made only for purposes of that agreement and as of specific dates, were solely for the benefit of the parties to the Agreement, may be subject to limitations agreed upon by the contracting parties, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors are not third-party beneficiaries under the Agreement and should not rely on the representations, warranties or covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Company, Bundle Tech, the Sellers or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

Item 2.01 Completion of Acquisition or Disposition of Assets.

On January 26, 2015, pursuant to the Agreement, the Company completed its acquisition of all of the share capital of Bundle Tech. The information in Item 1.01 to this Current Report on Form 8-K is incorporated by reference into this Item 2.01.

Item 7.01 Regulation FD Disclosure

On January 26, 2015, the Company issued a press release announcing the Transaction. The press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference into this Item 7.01.The information provided in this Item 7.01 of this Current Report on Form 8-K is being furnished and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section. The information under Item 7.01 in this Current Report on Form 8-K shall not be incorporated by reference into any registration statement or other document filed by the Company under the Securities Act of 1933, as amended, unless specifically identified therein as being incorporated by reference. The furnishing of the information under Item 7.01 in this Current Report on Form 8-K is not intended to, and does not, constitute a determination or admission by the Company that the information under Item 7.01 in this Current Report on Form 8-K is material or complete, or that investors should consider this information before making an investment decision with respect to any security of the Company.

Item 9.01 Financial Statements and Exhibits

a.
Financial statements of businesses acquired. The financial statements that may be required in connection with the Transaction are not included in this Current Report on Form 8-K. The Company has not yet determined the significance of the Transaction. Once the significance of the Transaction is determined, the Company will file the required financial statements by an amendment to this Current Report on Form 8-K within 71 calendar days after the date this Current Report on Form 8-K was required to be filed with the Securities and Exchange Commission, if the Transaction is determined to be significant.

b.
Pro Forma Financial Information. The financial statements that may be required in connection with the Transaction are not included in this Current Report on Form 8-K. The Company has not yet determined the significance of the Transaction. Once the significance of the Transaction is determined, the Company will file the required financial information by an amendment to this Current Report on Form 8-K within 71 calendar days after the date this Current Report on Form 8-K was required to be filed with the Securities and Exchange Commission, if the Transaction is determined to be significant.

(d) Exhibits

Exhibit No.	Description
2.1*	Sale and Purchase Agreement dated January 26, 2015 among Borderfree, Inc. and the Sellers of Bundle Tech Limited.

99.1	Press release dated January 26, 2015

*Schedules, exhibits, and similar supporting attachments or agreements to the Agreement are omitted pursuant to Item 601(b) of Regulation S-K. The Company agrees to furnish a supplemental copy of any omitted schedule or similar attachment to the Securities and Exchange Commission upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

BORDERFREE, INC.

Date:	January 26, 2015
By:	/s/ Edwin A. Neumann
Title:	Chief Financial Officer (Principal Financial and Accounting Officer)

EXHIBIT INDEX

Exhibit No.	Description
2.1*	Sale and Purchase Agreement dated January 26, 2015 among Borderfree, Inc. and the Sellers of Bundle Tech Limited.

99.1	Press release dated January 26, 2015

*Schedules, exhibits, and similar supporting attachments or agreements to the Agreement are omitted pursuant to Item 601(b) of Regulation S-K. The Company agrees to furnish a supplemental copy of any omitted schedule or similar attachment to the Securities and Exchange Commission upon request.